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                                                                  Exhibit 10.13


                                MCMS AGREEMENT

This Agreement is entered into effective as of the date set forth in Section 8 below (the "Effective Date"), by and between Micron Technology, Inc., a Delaware corporation located at 8000 South Federal Way, Boise, Idaho 83707 ("MTI"), and Micron Custom Manufacturing Services, Inc., 16399 Franklin Road, Nampa, Idaho 83687 ("MCMS").

WHEREAS, MTI is engaged in the business of developing and manufacturing semiconductor memory devices and operates a division known as Systems Integration Group ("SIG") that manufactures memory modules;

WHEREAS, MCMS is engaged in the business of designing, manufacturing, and testing custom printed circuit boards and memory modules; and

WHEREAS, MCMS desires to provide services to MTI including the assembly and testing of memory modules and desires to manufacture at least 50% of MTI's total requirements with respect to memory modules;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) "Equivalent Unit" is used herein as a unit of measure for a memory module where each such unit is equivalent to the time taken to place all components on one 8D132 memory module or as otherwise agreed upon in writing between the parties. For example, it takes three times (3) longer to place all components on a memory module defined as representing three (3) Equivalent Units than on an 8D132 memory module.

(b) "Industry Standard Memory Module" ("ISMM") means a device incorporating memory components, capacitors and resistors on a printed circuit board, and recognized as a standard memory configuration as defined by the JEDEC committee, and/or utilized as a standard memory configuration in personal computers or other electronic systems regardless of the discrete components utilized on the module.

(c) "MCMS Volume" means the percentage of all MTI ISMMs manufactured by MCMS on a monthly basis. MCMS Volume includes all ISMMs manufactured by MCMS for any of MTI's wholly-owned subsidiaries.

(d) "Most Favorable Pricing" means the lower of either: (i) the lowest price charged by MCMS to other customers for equivalent product under similar circumstances,

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including factors such as quality and level of service, but regardless of volume, or (ii) the average price quoted by other manufacturers (excluding MTI/SIG) for equivalent product under similar circumstances, including factors such as quality and level of service, but regardless of volume.

2. Volume; Non-Compete. During the term of this Agreement, MTI agrees that MCMS Volume shall not fall below fifty percent (50%) of MTI's ISMM manufacturing requirements, up to a maximum of 600,000 Equivalent Units (50% of 1,200,000 Equivalent Units) per week, and MCMS agrees to make available to MTI manufacturing capacity of up to 600,000 Equivalent Units per week. For a period of one (1) year from the Effective Date MTI shall not engage in a business, the primary purpose of which is to provide contract manufacturing services for the assembly of custom printed circuit assemblies ("PCAs"), including but not limited to custom memory intensive PCAs, for OEMs or third parties without the written consent of MCMS, such consent not to be unreasonably withheld. Notwithstanding the foregoing, MTI shall not be deemed to be in violation of the foregoing restrictions by: (i) engaging in any current MTI business, including but not limited to the business ofthe business of manufacturing motherboards,
(ii) engaging in the manufacture and sale of other PCAs where the primary purpose of such activity is to sell MTI memory components, or (iii) acquiring a business, the primary purpose of which is other than to provide contract manufacturing services.

3. Pricing. During such time as MTI is in compliance with Section 2 above, MCMS will charge MTI at rates no higher than the Most Favorable Pricing level. During any four (4) week period, commencing with the four (4) week period starting on the Effective Date, that the average weekly MCMS Volume does not meet the requirements of Section 2 above, MCMS will charge MTI at the Most Favorable Pricing level for modules assembled, plus a reasonable charge to compensate MCMS for any lost revenue resulting from such noncompliance; provided that MCMS shall use commercially reasonable best efforts to mitigate such lost revenue. Such charge shall be MCMS's exclusive remedy for MTI's failure to comply with Section 2.

4. Forecasts; Purchase Orders; Invoicing. MTI will continue to provide nonbinding forecasts of upcoming requirements for a thirteen (13) week rolling period, and continue with current blanket purchase order methodology. Purchase Orders shall set forth, at a minimum, product quantity and desired delivery date. Invoicing will continue to be done via invoice only to MTI, which invoicing shall occur not more frequently than weekly after product manufactured hereunder has been placed by MCMS in finished goods inventory. MTI shall pay all invoices within forty-five (45) days of the date thereof.

5. Raw Materials; Work in Process; Finished Good Inventory; Cancellation. MTI will continue to consign all raw materials to MCMS in a timely manner, the quantities of which shall be sufficient to support MTI module requirements plus mutually agreed to permissible shrinkage amounts; shrinkage amounts being the quantity of raw materials that is scrapped or otherwise wasted by MCMS in the manufacturing process. MCMS shall be liable for shrinkage amounts exceeding those mutually agreed to.


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      Title to all raw materials provided to MCMS hereunder shall at all times remain with MTI and MCMS shall act as bailee with respect to such material. Title to finished product, excluding raw material provided by MTI to MCMS hereunder, shall pass to MTI upon delivery to MTI's designated finished goods location at MCMS's facility and MCMS shall act as bailee with respect to such finished product. MTI shall bear all risk of loss or damage to the raw materials and finished product at all times, provided that MCMS shall, from the time the raw materials are delivered to MCMS's facilities until the time MCMS delivers the finished product and any remaining or damaged raw materials to the carrier, insure all such raw materials and finished product under insurance policy(ies) in form, substance, amounts and with deductibles acceptable to MTI. If there is a loss covered under such policy(ies), MCMS shall reimburse MTI for any deductibles required under such policy(ies). MCMS shall deliver to MTI a certificate of insurance evidencing coverage required hereunder in form and amounts that are satisfactory to MTI and naming MTI as loss payee.

      MTI may cancel purchase orders at any time; provided that MTI shall be obligated to pay assembly fees for all work-in-process as of the effective date of any cancellation thereof based upon the percentage of completion multiplied by applicable unit prices. Such fee shall not exceed the total unit price for a completed assembly. MTI may request MCMS to complete and deliver all work-in-process inventory at the unit prices set forth in applicable purchase orders.

6. Quarterly Meetings. MTI and MCMS shall meet at least quarterly for a business review to address volume, quality, price, on time delivery, new product direction, and forecasts.

7. Transportation. MTI shall be obligated to pay for all transportation costs relating to product or materials delivered hereunder and shall bear all risk of loss to product or materials while in transit to or from MCMS. Any agreement to the contrary must be expressly set forth in an MTI purchase order that has been expressly accepted by MCMS in writing. MCMS shall use MTI designated carriers for the transportation of MCMS manufactured product to MTI or its customers.

8. Term of Agreement. The term of this Agreement shall be two (2) years, commencing only on the effective date of the closing of the Recapitalization Agreement, dated as of December 2120, 1997, by and amongst Micron Electronics, Inc., MCMS, and Cornerstone Equity Investors IV, L.P. (the "Recapitalization Agreement"); provided, however, that if such transaction closes after June 30, 1998, this Agreement shall be null and void. This Agreement will be automatically renewed at the conclusion of the initial two (2) year period for successive one (1) year periods unless one of the parties indicates otherwise by written notice not less than thirty (30) days prior to the end of the initial two (2) year period or any successive one (1) year period. Notwithstanding the above, this Agreement (i) may be terminated at any time upon the mutual written agreement of the parties; (ii) may be terminated by MTI at any time, without any cost, loss or liability


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whatsoever, effective upon thirty (30) days prior written notice to MCMS, if
MCMS fails to adhere to the quality, on-time delivery or process requirements set forth in this Agreement or in MTI's purchase orders issued hereunder (that are accepted in writing by MCMS) or otherwise breaches any material term of this Agreement and fails to cure any such failure or breach (if such failure or breach is capable of being cured) within thirty (30) days of MTI's written notice of breach; (iii) may be terminated by MCMS at any time, without any cost, loss or liability whatsoever, effective upon thirty (30) days prior written notice to MTI, if MTI breaches any material term of this Agreement and fails to cure any such breach (if such breach is capable of being cured) within thirty
(30) days of MCMS' written notice of breach; (iv) may be terminated for convenience by either party without any cost, loss or liability whatsoever after the initial two (2) year period upon thirty (30) days prior notice to the other party; and (v) shall remain in full force and effect and shall be applicable to any orders issued by MTI and accepted by MCMS during the term of this Agreement and until any and all obligations of the parties under such orders have been fulfilled.

9. Warranty. MCMS warrants for a period commensurate with such period that MTI warrants product to MTI's end customer purchasing finished product produced hereunder, as the case may be, that all services performed and materials supplied (other than materials consigned to MCMS by MTI) in connection with its performance hereunder: (i) comply with the specifications and other descriptions indicated on the purchase order and with such written quality standards as the parties may agree to from time to time at the quarterly meetings outlined in
Section 6 above or elsewhere; (ii) are free from defects in material and workmanship and are of a quality of workmanship that is required by the general industry standards in similar manufacturing industries; and (iii) subject to
Section 12 hereof, are free from any encumbrances, liens, security interests or other defects in title. In the event that any product manufactured by MCMS is not in conformity with the foregoing warranties, MCMS shall either (i) credit MTI for any such non-conformity the purchase price paid by MTI for such product, or (ii) at MCMS' expense, replace, repair or correct such non-conforming product; provided that either party may elect refund in lieu of credit, replacement or repair if credit, replacement or repair are not available or reasonable under the circumstances at such time; and provided further that, if such product is not repaired, replaced or corrected within thirty (30) days after MCMS is notified of any nonconformity, MCMS shall credit or refund, MTI the purchase price paid by MTI for such non-conforming product. THE FOREGOING CONSTITUTES MTI'S SOLE REMEDIES AGAINST MCMS FOR BREACH OF WARRANTY CLAIMS. EXCEPT AS PROVIDED IN THIS AGREEMENT, MCMS MAKES NO WARRANTIES WITH RESPECT TO PRODUCT MANUFACTURED BY MCMS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES RESPECTING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING, TRADE USAGE, OR OTHERWISE.

10. Confidentiality. Each party acknowledges that it will have access to certain information and materials concerning the business, plans, technology, and products of the


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other pertaining to the subject matter of this Agreement that are confidential and of substantial value to the other party. Each party agrees that it will treat such confidential information in accordance with that certain Mutual Confidentiality Agreement dated June 24, 1996, entered into among MTI, MCMS and other affiliated entities.

11. Limitation of Liability. MCMS SHALL NOT BE LIABLE FOR DEFECTS ARISING FROM MALFUNCTIONS OR FAILURES RESULTING FROM MISUSE, ABUSE, NEGLECT, ALTERATION, MODIFICATION, OR IMPROPER INSTALLATION, OR REPAIRS BY ANYONE OTHER THAN MCMS OR ITS AUTHORIZED REPRESENTATIVES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR THE FURNISHING, PERFORMANCE OR USE OF ANY GOODS OR SERVICES SOLD PURSUANT HERETO, WHETHER DUE TO A BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

12. Indemnification.

(a) General. Each party agrees to indemnify, defend and hold harmless the other party, including its directors, officers and employees, from and against any and all claims, losses, demands, costs or liabilities, including attorneys' fees (collectively, "Claims"), resulting from or in connection with such party's breach of this Agreement, negligence or misconduct.

(b) Patent Indemnity. MCMS shall indemnify, defend and hold harmless MTI and its directors, officers, employees, agents and customers from and against any and all Claims that the use or sale of the finished product infringes upon any patent, trademark, trade secret, copyright, mask work or application therefor, or other intellectual property rights of a third party ("Intellectual Property Infringement Claim(s)") to the extent infringement liability is based on or otherwise arises out of the process by which MCMS manufactures, tests or assembles such finished product, including infringement liability based on product by process claims; provided that the foregoing indemnity and defense obligation is conditioned on each of the following: (a) MTI shall provide written notice to MCMS of any Intellectual Property Infringement Claim not later than ten (10) days after such Intellectual Property Infringement Claim is served on MTI or not later than thirty (30) days after first learning that such third party has asserted such Claim, whichever occurs first; (b) MCMS shall have complete control of the defense and/or settlement of such Intellectual Property Infringement Claims, in litigation or otherwise, provided that MTI shall not be required to take any action, or refrain from acting, with respect to any settlement reached by MCMS unless MTI consents in writing to such action, such consent not to be unreasonably withheld; and (c) MTI shall provide reasonable assistance and cooperation in the defense of any such Intellectual Property Infringement Claim. MCMS will defend such action at its sole expense and will pay any related costs and damages. If any injunction shall be obtained against MTI's use of the finished products, or any component thereof (other than


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the materials provided by MTI), by reason of infringement, MCMS shall, at its option and expense, as promptly as is reasonably feasible, either procure for MTI the right to continue using the finished products or replace or modify the same to become non-infringing but equivalent in form, fit and function. MCMS shall have no obligation under this Agreement whatsoever: (a) for or with respect to Intellectual Property Infringement Claims alleging infringement that results from the combination of the finished products with any hardware, text, graphics, software or other device supplied by MTI or a third party; (b) for or with respect to Intellectual Property Infringement Claims alleging infringement that results from the modification of the finished products by any party other than MCMS; or (c) for any settlement entered into by MTI without MCMS's prior written consent.

MTI shall indemnify, defend and hold harmless MCMS and its directors, officers, agents and employees from and against any and all Intellectual Property Infringement Claims to the extent infringement liability arises out of (i) the manufacture, use, sale or offer to sell of the raw materials consigned to MCMS by MTI hereunder or (ii) the use, sale or offer to sell of finished product manufactured in accordance with MTI's specifications except to the extent MCMS has an indemnity obligation pursuant to the first paragraph of this Section 12(b); provided that the foregoing indemnity and defense obligation is conditioned on each of the following: (a) MCMS shall provide written notice to MTI of any Intellectual Property Infringement Claim not later than ten (10) days after such Intellectual Property Infringement Claim is served on MCMS or not later than thirty (30) days after first learning that such third party has asserted such claim, whichever occurs first; (b) MTI shall have complete control of the defense and/or settlement of such Intellectual Property Infringement Claim, in litigation or otherwise, provided that MCMS shall not be required to take any action, or refrain from acting, with respect to any settlement reached by MTI unless MCMS consents in writing to such action, such consent not to be unreasonably withheld; and (c) MCMS shall provide reasonable assistance and cooperation in the defense of any such Intellectual Property Infringement Claim. MTI will defend such action at its sole expense and will pay any related costs and damages. MTI shall have no obligation under this Agreement whatsoever: (a) for or with respect to Intellectual Property Infringement Claims alleging infringement which results from the combination of the raw materials consigned to MCMS by MTI hereunder with any hardware, text, graphics, software or other device supplied by MCMS or a third party unless such combination could not be avoided by compliance with MTI's specifications; (b) for or with respect to Intellectual Property Infringement Claims alleging infringement which result from the modification of the raw materials consigned to MCMS by MTI hereunder by any party other than MTI and other than in accordance with the specifications provided by MTI; or (c) for any settlement entered into by MCMS without MTI's prior written consent.

13. General Provisions.

(a) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Idaho. The federal and state courts within the State of Idaho shall have the sole and exclusive jurisdiction to adjudicate any dispute arising out of this Agreement.


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(b) Entire Agreement. This Agreement, together with MTI's purchase orders issued hereunder, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them; provided that if there is any conflict between such purchase order and the terms of this Agreement, the terms of this Agreement shall control. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by authorized representatives of both parties.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party give notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

(d) Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party.

(e) Assignability and Binding Effect. The rights and obligations of each party hereunder may not be assigned or transferred directly or indirectly without the prior written consent of the other party, which consent shall not be unreasonably withheld. Provided, however, that MCMS, without forfeiting its rights under this Agreement, may assign or transfer its rights and obligations arising out of this Agreement to one or more of its subsidiaries or affiliated companies. Change of ownership or control of MCMS or MTI or any assignee permitted under this Section shall constitute an assignment or transfer under this Section requiring a written consent of the other party as required above; provided, however, that the change of control of MCMS pursuant to the Recapitalization Agreement shall not constitute an assignment and is expressly consented to by MTI. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g) Non-Waiver. Failure by either party to exercise any right granted in this Agreement shall not be deemed a waiver of such right.

(h) Severability. If it is determined by a court of competent jurisdiction as part of a final nonappealable ruling, government action or binding arbitration, that any provision of this Agreement (or part thereof) is invalid, illegal, or otherwise unenforceable in any jurisdiction, such provision shall be enforced in such jurisdiction as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement


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shall remain in full force and effect and bind the parties according to its terms, and any such determination shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent any provision (or part thereof) cannot be enforced in accordance with the stated intentions of the parties, such provision (or part thereof) shall be deemed not to be a part of this Agreement; provided that in such event the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

(i) Survival. Any obligations and duties which by their nature extend beyond the expiration or earlier termination of this Agreement, including without limitation Sections 1, 9, 10, 11, 12 and 13, shall survive any such expiration or termination and remain in effect.

(j) Attorneys' Fees and Costs. The prevailing party to any litigation or other proceedings arising out of this Agreement shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

(k) Headings. All section headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.


MICRON TECHNOLOGY, INC.             MICRON CUSTOM MANUFACTURING
                                    SERVICES, INC.


By /s/ [Illegible]                  By /s/ Robert F. Subia
   --------------------------          ----------------------------

Title V.P. Operations               Title President & CEO

Date 12-21-97                       Date 12-21-97


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